Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF VOTES WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR, AS APPLICABLE, PROVISIONS OF THE BANKRUPTCY CODE.

RESTRUCTURING SUPPORT AGREEMENT

by and among

HERCULES OFFSHORE, INC. AND ITS DOMESTIC SUBSIDIARIES

and

THE UNDERSIGNED CREDITOR PARTIES

dated as of June 17, 2015

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and including all exhibits annexed hereto which are incorporated by reference herein, this “RSA” or this “Agreement”), dated as of June 17, 2015, is entered into by and among (x) Hercules Offshore, Inc., a Delaware corporation (“HERO” or the “Company”), and each of the undersigned direct and indirect U.S. subsidiaries of the Company (the “Debtor Subsidiaries,” and together with the Company, the “Debtors”) and (y) each of the undersigned supporting noteholders, severally and not jointly (each a “Steering Group Member” and collectively, the “Steering Group”). Each of the Debtors and the Steering Group Members is referred to herein individually as a “Party”, and collectively as the “Parties”.

WHEREAS, HERO and its majority-owned subsidiaries provide shallow-water drilling and marine services to the oil and natural gas exploration and production industry globally through its domestic offshore, international offshore and international liftboats segments;

WHEREAS, the Debtors are obligors under certain senior notes in the aggregate outstanding principal amount of $1.2 billion (collectively, the “Senior Notes”), described generally as follows:

Issuance	Principal Balance at March 31, 2015
8.75% Senior Notes, due July 2021 (the “8.75% Senior Notes”)	$400.0 million
7.5% Senior Notes, due October 2021 (the “7.50% Senior Notes”)	$300.0 million
6.75% Senior Notes, due April 2022 (the “6.75% Senior Notes”)	$300.0 million
10.25% Senior Notes, due April 2019 (the “10.25% Senior Notes”)	$200.0 million

WHEREAS, the Debtors are also obligors under certain other notes in the aggregate outstanding principal amount of $10.9 million, at March 31, 2015, described generally as follows: (a) $7.4 million of outstanding 3.375% Convertible Senior Notes, due June 2038 (the “Convertible Notes”) and (b) $3.5 million of 7.375% Senior Notes, due April 2018 (the (“Legacy Notes” and together with the Convertible Notes, the “Historical Notes”);

WHEREAS, the Debtors and the Steering Group Members have negotiated, in good faith and at arms’ length, a transaction that will effectuate a financial restructuring of the Debtors’ capital structure and financial obligations, on the terms and conditions set forth in the Term Sheet (each as defined below) (the “Restructuring”) that is to be implemented in voluntary cases commenced by the Debtors under Chapter 11 of the United States Bankruptcy Code, 11

U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), on a consensual basis pursuant to a joint chapter 11 plan of reorganization to be confirmed under Chapter 11 of the Bankruptcy Code, the terms and conditions of which will be on the terms described in the term sheet which is attached hereto as Exhibit A (including any annexes and schedules attached thereto, the “Term Sheet”), and, if not specified in the Term Sheet, that is otherwise in form and substance reasonably satisfactory to the Steering Group (the “Plan”);

WHEREAS, the Parties intend to implement the Restructuring through a “pre-packaged” or “pre-negotiated” plan of reorganization, as the case may be, and in connection therewith, the Debtors have agreed, subject to the terms and conditions of this Agreement, (i) to prepare a disclosure statement containing “adequate information” (as that term is used in the Bankruptcy Code) with respect to the Plan and the Term Sheet and otherwise in form and substance reasonably satisfactory to the Steering Group (the “Disclosure Statement”), (ii) in the case of a pre-packaged plan of reorganization (such plan, in form and substance reasonably satisfactory to the Steering Group, the “Pre-Pack Plan”), to solicit acceptances of the Pre-Pack Plan from the holders of Senior Notes in accordance with applicable non-bankruptcy law, as permitted under sections 1125(g) and 1126(b) of the Bankruptcy Code, or, in the case of a pre-negotiated plan of reorganization (such plan, in form and substance reasonably satisfactory to the Steering Group, the “Pre-Negotiated Plan”), to obtain approval of the Disclosure Statement by the Bankruptcy Court and thereafter to solicit acceptances of the Pre-Negotiated Plan from the holders of Senior Notes in accordance with orders of the Bankruptcy Court, (iii) to prepare and file, in any case(s) filed under Chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”), the Plan and the Disclosure Statement; and (iv) to use commercially reasonable efforts to have the Plan confirmed by the Bankruptcy Court and consummated thereafter;

WHEREAS, the Steering Group, who collectively hold more than 66 2/3% of the outstanding principal balance of the Senior Notes, have agreed, subject to the receipt of a Disclosure Statement, to vote in favor of and not oppose, the Restructuring and the Plan on the terms and subject to the conditions set forth herein; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the Restructuring and the Plan pursuant to a Pre-Pack Plan or Pre-Negotiated Plan on the terms and conditions contained in this RSA and the attached Term Sheet.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1. Incorporation of Term Sheet and Definitions; Interpretation.

The Term Sheet is expressly incorporated herein by reference and is made part of this Agreement. All references herein to “this Agreement”, “this RSA” or “herein” shall include the Term Sheet. The general terms and conditions of the Restructuring, as supplemented by the terms and conditions of this Agreement, are set forth in the Term Sheet. In the event the terms

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and conditions as set forth in the Term Sheet and this Agreement are inconsistent, the terms and conditions as set forth in this Agreement shall govern. Capitalized terms used and not defined in this Agreement shall have the meaning ascribed to them in the Term Sheet.

In this RSA, unless the context otherwise requires:

a.	words importing the singular also include the plural, and references to one gender include all genders;

b.	the headings in this RSA are inserted for convenience only and do not affect the construction of this RSA and shall not be taken into consideration in its interpretation;

c.	the words “hereof,” “herein” and “hereunder” and words of similar import when used in this RSA shall refer to this RSA as a whole and not to any particular provision of this RSA;

d.	the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive;

e.	all financial statement accounting terms not defined in this RSA shall have the meanings determined by United States generally accepted accounting principles as in effect on the date of this RSA;

f.	references to any governmental entity or any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, or judicial or administrative body, in any jurisdiction shall include any successor to such entity.

2. Effectiveness; Entire Agreement.

a.	This Agreement shall become effective as to the Company and each individual Steering Group Member upon the execution and delivery of counterpart signature pages to this Agreement by and among (i) the Steering Group Members that together own and hold with the power to vote Senior Note claims equal to at least 66 2/3% of the aggregate principal outstanding under the Senior Notes, as reflected on Schedule 2 hereto, and (ii) the Company (such date, the “RSA Effective Date”).

b.	Without limiting the rights and remedies of any Party arising from a breach of this RSA prior to its valid termination, if this RSA is validly terminated in accordance with its terms, then this RSA shall be null and void and have no further legal effect and none of the Parties shall have any liability or obligation arising under or in connection with this RSA.

c.	Each of the exhibits attached hereto is expressly incorporated herein and made a part of the RSA, and all references to this RSA shall include the exhibits. In

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the event of any inconsistency between this RSA (without reference to the exhibits) and the exhibits, this RSA (without reference to the exhibits) shall govern.

d.	With the exception of non-disclosure and confidentiality agreements among the Parties, this RSA (including the Term Sheet) constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements (oral and written) and all other prior negotiations.

3. Mutual Covenants of All Parties.

For so long as this RSA has not been validly terminated in its entirety in accordance with its terms, and subject to the terms and conditions of this Agreement, the Parties agree severally and not jointly (in the case of any Steering Group Member, so long as it remains the legal owner, beneficial owner and/or investment advisor or manager of or with power and/or authority to bind any Senior Notes claims (provided that any transfer of Senior Notes claims is made in accordance with Section 9 herein)) to use reasonable best efforts to complete the Restructuring through the Plan within the timeframe contemplated by this Agreement and on terms and conditions consistent with those set forth herein. For so long as this RSA has not been validly terminated in accordance with its terms, each Party hereby agrees and covenants severally (but not jointly) to:

a.	cooperate with each other in good faith and coordinate their activities in connection with (i) the implementation of the Restructuring and (ii) confirmation and consummation of the Plan, in each case as soon as reasonably practicable;

b.	use reasonable best efforts and work in good faith to negotiate definitive documents implementing, achieving and relating to the Restructuring, including, but not limited to, (i) the Disclosure Statement, the Plan, the order of the Bankruptcy Court confirming the Plan (such order, in form and substance reasonably satisfactory to the Steering Group, the “Confirmation Order”), the plan supplement and its exhibits, solicitation procedures, the First Lien Exit Facility and related loan documents, the new management incentive plan, the organizational and governance documents (including, without limitation, the organizational and governance documents for the reorganized Company), and the warrants; and (ii) such other related plan documents and ancillary agreements required to implement the Restructuring, the Plan and Disclosure Statement, each of which are more specifically described in the Term Sheet and shall contain terms and conditions consistent in all respects with the Term Sheet and, if not specified in the Term Sheet, otherwise in form and substance reasonably satisfactory to the Steering Group and the Debtors (collectively, such documents, in form and substance reasonably satisfactory

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to the Steering Group, the “Definitive Documents”); and (ii) execute (to the extent they are a party thereto) the Definitive Documents and otherwise support and seek to effect the actions and transactions contemplated thereby, in each case as soon as reasonably practicable;

c.	use their reasonable best efforts to negotiate and execute all Definitive Documents reasonably necessary or otherwise required (A) to commence solicitation, in the case of a Pre-Packaged Case (as defined in the Term Sheet), for the Pre-Pack Plan as promptly as possible following the RSA Effective Date and, in any case, no later than July 8, 2015 (the “Solicitation Documents Outside Completion Date”); or (B) to commence a Pre-Negotiated Case (as defined in the Term Sheet), if applicable, no later than July 8, 2015;

d.	take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement;

e.	not take any action that is inconsistent with, or is intended to frustrate, delay or impede the timely approval and confirmation of the Plan and consummation of the transactions described in the Term Sheet and the Plan;

f.	to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated herein, negotiate in good faith appropriate additional or alternative provisions to address any such impediment;

g.	comply with all of its obligations under this RSA and the exhibits annexed hereto (which exhibits are incorporated herein by reference) unless compliance is waived in writing by each of the other Parties; and

h.	support and use reasonable best efforts to (A) complete the Restructuring and all transactions contemplated under this Agreement, including, without limitation, those described in the Term Sheet (and the Plan) as soon as reasonably practicable, and in any event, not later than in accordance with the deadlines specified in the milestones set forth in Schedule 1 to the Term Sheet (collectively, as the same may be modified in accordance with the terms of this Agreement, the “Milestones”), (B) take any and all reasonably necessary actions in furtherance of the Restructuring and the transactions contemplated under this Agreement, including, without limitation, as set forth in the Term Sheet (and once filed, the Plan), and (C) obtain (solely as it relates to such Party) any and all required regulatory and/or third party approvals necessary to consummate the Restructuring.

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4. Additional Covenants of the Steering Group Members.

For so long as this RSA has not been validly terminated in its entirety in accordance with its terms, each Steering Group Member (solely on its own behalf and not on behalf of any other holder of Senior Note claims) hereto agrees and covenants severally (but not jointly), so long as it remains the legal owner, beneficial owner and/or investment advisor or manager of or with power and/or authority to bind any Senior Notes claims (provided that any transfer of Senior Notes claims is made in accordance with Section 9 herein), to:

a.	not, directly or indirectly, (i) object to, delay, impede, or take any other action to interfere with the acceptance, implementation, confirmation or consummation of the Restructuring and the Plan; (ii) seek, solicit, support, encourage, or vote any Claims for, or consent to any restructuring or reorganization for any of the Debtors that is inconsistent with the Term Sheet and the Plan in any respect; (iii) commence or support any action filed by any party in interest to appoint a trustee, conservator, receiver, or examiner for the Debtors, or to dismiss the Chapter 11 Cases, or to convert the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code; (iv) commence or support any action or proceeding to shorten or terminate the period during which only the Debtors may propose and/or seek confirmation of a plan of reorganization; or (v) otherwise support any plan or sale process that is inconsistent with the RSA;

b.	(i) not instruct an agent or indenture trustee for any of the Senior Notes to take any action that is inconsistent with the terms and conditions of this RSA, including, without limitation, the declaration of an event of default, or acceleration of the Senior Notes arising from, relating to, or in connection with the execution of this Agreement and (ii) at the request of the Company, waive or agree to forbear from exercising any right to take any action in respect of any default or acceleration that may occur automatically without action of any party as a result of the operation of the indentures governing the Senior Notes;

c.	(i) if the Debtors seek approval or ratification of the Disclosure Statement, the solicitation and the solicitation procedures (such procedures, in form and substance satisfactory to the Steering Group (the “Solicitation Procedures”), or any of the Definitive Documents, for any reason, from the Bankruptcy Court or any regulatory authority, not to object to such approval or ratification, (ii) neither oppose nor object to the Disclosure Statement, the solicitation and the Solicitation Procedures, or any of the Definitive Documents, (iii) neither join in nor support any objection to the Disclosure Statement, the solicitation and the Solicitation Procedures, any of the Definitive Documents, or the Plan, or (iv) otherwise commence any proceeding to oppose or alter any of the terms of the Plan or any other document filed by Debtors (to the extent such document is in form and substance reasonably satisfactory to the Steering Group) in connection with the confirmation and consummation of the Plan;

d.

(i) vote, and cause its controlled affiliates and funds, as appropriate, to vote each of its Senior Note claims and, as applicable, any other voting claims against the Debtors, to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation and its actual receipt of the Disclosure

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Statement and related solicitation materials that meet the requirements of the Bankruptcy Code, including (A) in the case of a Pre-Negotiated Plan, Bankruptcy Code section 1125, and (B) in the case of a Pre-Pack Plan, Bankruptcy Code sections 1125 and 1126; and (ii) to the extent such election is available, not elect on its ballot to preserve claims, if any, that each Steering Group Member may own or control that may be affected by any releases expressly contemplated by the Plan; and

e.	not change or withdraw (or cause to be changed or withdrawn) such vote.

5. Additional Covenants of the Debtors.

For so long as this RSA has not been validly terminated in its entirety in accordance with its terms, the Debtors agree and covenant to:

a.	use reasonable best efforts to obtain approval by the Bankruptcy Court of the Disclosure Statement and the Solicitation Procedures and entry of the Confirmation Order;

b.	take no action that is materially inconsistent with this Agreement, the Term Sheet, or the Plan, or that would potentially delay approval or ratification, as applicable, of the Disclosure Statement, the solicitation and Solicitation Procedures, or confirmation and consummation of the Plan;

c.	not directly or indirectly (A) join in or support any alternative plan or transaction other than the Plan; or (B) take any action to alter, delay, or impede the approval or ratification, as applicable, of the Disclosure Statement, the solicitation and Solicitation Procedures, and confirmation and consummation of the Plan; and

d.	object to any motion to approve or confirm, as applicable, any other plan of reorganization, sale transaction, or any motions related thereto, to the extent that the terms of any such motions, documents, or other agreements are inconsistent with this RSA or the Term Sheet and such inconsistencies were not approved in writing by the Steering Group;

e.	pay the reasonable and documented fees and expenses of Akin Gump Strauss Hauer & Feld LLP and Blackstone Advisory Partners L.P. incurred in accordance with the applicable fee letters, as incurred by the Steering Group until the earlier of (x) the termination of this Agreement in accordance with the terms hereof and in accordance with the terms of such letters and (y) the effective date of the Plan.

6. Preservation of Participation Rights. For the avoidance of doubt, nothing in this RSA shall limit any rights of any Party, subject to applicable law, the Plan, and the Term Sheet, to (a) appear and participate as a party in interest in any contested matter to be adjudicated in the Chapter 11 Cases; (b) initiate, prosecute, appear, or participate as a party in interest in any adversary proceeding in the Bankruptcy Cases, so long as, in the case of each of (a) or (b), such appearance, initiation, prosecution or participation and the positions advocated in connection therewith are not materially inconsistent with this RSA, the Plan or the Term Sheet; (c) object to any

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motion to approve or confirm, as applicable, any other plan of reorganization, sale transaction, or any motions related thereto, to the extent that the terms of any such motions, documents, or other agreements are materially inconsistent with this RSA, the Plan or the Term Sheet and such inconsistencies were not approved in writing by each other Party; (d) file a copy of this RSA (including all exhibits hereto) or a description of the matters herein with the Bankruptcy Court or as required under applicable non-bankruptcy law, so long as the consent of all Parties to this Agreement (which consent will not unreasonably be withheld) has been obtained prior to such filing; (e) appear as a party in interest in the Chapter 11 Cases for the purpose of contesting whether any matter or fact is or results in a breach of, or is materially inconsistent with, this Agreement; and (f) as applicable, file a proof of claim, if required.

7. Mutual Representations and Warranties of All Parties. Each Party represents and warrants to each of the other Parties that, as of the date hereof:

a.	it has all requisite power and authority to enter into this RSA and to carry out the transactions contemplated by, and perform its obligations under, this RSA;

b.	the execution and delivery of this RSA and the performance of its obligations hereunder have been duly authorized by all necessary action on its part; and

c.	this RSA constitutes the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

8. Additional Representations and Warranties by the Steering Group Members. Each Steering Group Member (solely on its own behalf and not on behalf of any other Steering Group Member) represents and warrants to the best of its knowledge, as of the date hereof that:

a.	Holdings by Steering Group. As of the date hereof, with respect to the Senior Note claims held by such Steering Group Member as set forth on Schedule 2 hereto, such Steering Group Member (A) either (i) is the sole beneficial owner of the principal amount of such Senior Note claims, or (ii) has sole investment or voting discretion with respect to the principal amount of such Senior Note claims as set forth herein and has the power and authority to bind the beneficial owners of such Senior Note claims to the terms of the RSA, and (B) has full power and authority to act on behalf of, vote, and consent to matters concerning such Senior Note claims and to dispose of, exchange, assign, and transfer such Senior Note claims, including the power and authority to execute and deliver the RSA and to perform its obligations thereunder in each case, subject to any ordinary course financing arrangements a Steering Group Member may have with respect to such Senior Note claims.

b.

No Transfers. As of the date hereof, with respect to the Senior Note claims held by such Steering Group Member as set forth on Schedule 2 hereto, such Steering Group Member has made no assignment, sale, participation, grant, conveyance, pledge, or other transfer of,

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and has not entered into any other agreement to assign, sell, use, participate, grant, convey, pledge, or otherwise transfer, in whole in or part, any portion of its right, title, or interests in any such Senior Note claims that are subject to the RSA that conflict with the representations and warranties of such Steering Group Member therein or would render such Steering Group Member otherwise unable to comply with the RSA and perform its obligations thereunder (other than pledges, transfers or security interests that such Steering Group Member may have created (y) in favor of a prime broker under and in accordance with its prime brokerage agreement with such prime broker or (z) in favor of a financing counterparty under in accordance with any ordinary course financing arrangements).

c.	Sufficiency of Information Received. Such Steering Group Member has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for such Steering Group Member to evaluate the financial risks inherent in the Restructuring and accept the terms of the Plan as set forth in the Term Sheet.

9. Transfer Restrictions. No Steering Group Member shall (i) sell, use, pledge, assign, transfer, permit the participation in, or otherwise dispose of any ownership (including any beneficial ownership) in the Senior Notes set forth on Schedule 2 hereto in whole or in part (other than pledges, transfers or security interests that such Steering Group Member may have created (y) in favor of a prime broker under and in accordance with its prime brokerage agreement with such prime broker or (z) in favor of a financing counterparty under in accordance with any ordinary course financing arrangements); or (ii) grant any proxies, deposit any of such Steering Group Member’s interests in a Senior Note set forth on Schedule 2 hereto into a voting trust, or enter into a voting agreement with respect to any such interest (collectively, the actions described in clauses (i) and (ii), a “Transfer”), unless it satisfies the following requirement (a transferee that satisfies such requirements, a “Permitted Transferee,” and such Transfer, a “Permitted Transfer”): The intended transferee executes and delivers to counsel to the Company and counsel to the Steering Group on the terms set forth below an executed form of the transfer agreement in a form attached to the RSA (a “Transfer Agreement”) before such Transfer is effective (it being understood that any Transfer shall not be effective until notification of such Transfer and a copy of the executed Transfer Agreement is received by counsel to the Company and counsel to the Steering Group, in each case, on the terms set forth herein).

Notwithstanding anything to the contrary herein, (i) the foregoing provisions shall not preclude any Steering Group Member from transferring Senior Notes and claims to affiliates of such Steering Group Member (each, a “Creditor Affiliate”), which Creditor Affiliate shall be automatically bound by the RSA upon the transfer of such Senior Notes and claims, (ii) a Qualified Marketmaker1 that acquires any of the Senior Notes and claims with the purpose and intent of acting as a Qualified Marketmaker for such Senior Notes and claims, shall not be required to execute and deliver to counsel a Transfer Agreement or otherwise agree to be bound by the terms and conditions set forth in this RSA if such Qualified Marketmaker transfers such Claims (by purchase, sale, assignment, participation, or otherwise) to a Steering Group Member or Permitted Transferee (including, for the avoidance of doubt, the requirement that such transferee execute a Transfer Agreement) and the transfer otherwise is a Permitted Transfer, and (iii) to the extent any Party, who has signed the RSA, is acting in its capacity as a Qualified Marketmaker, it may Transfer any ownership interests in the Senior Notes that it acquires from a holder that has not signed the RSA to a transferee that has not signed the RSA at the time of such Transfer without the requirement that such transferee be or become a signatory to the RSA.

[1]	As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Claims of the Debtors (or enter with customers into long and short positions in Claims against the Debtors), in its capacity as a dealer or market maker in claims against the Debtors and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

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This RSA shall in no way be construed to preclude Steering Group Member or any of its affiliates from acquiring additional Senior Notes or any other claim against or equity interest in the Company; provided, however, that (i) if any Steering Group Member acquires additional or transferred Senior Notes, as applicable, after the RSA Effective Date, such Steering Group Member shall promptly notify the other Parties of such acquisition including the amount of such acquisition and (ii) such acquired Senior Notes, as the case may be, shall automatically and immediately upon acquisition by a Steering Group Member, as applicable, be deemed subject to the terms of this RSA (regardless of when or whether notice of such acquisition is given to in accordance herewith).

Any Transfer made in violation of this provision shall be void ab initio. Any Steering Group Member that effectuates a Permitted Transfer to a Permitted Transferee shall have no liability under this RSA arising from or related to the failure of the Permitted Transferee to comply with the terms of this RSA.

10. Termination of Obligations.

(a) This Agreement shall terminate and all of the obligations of the Parties shall be of no further force or effect in the event that and upon the occurrence of any of the following events: (i) occurrence of the effective date of the confirmed Plan, (ii) an order denying confirmation of the Plan is entered, (iii) an order confirming the Plan is reversed or vacated, (iv) any court of competent jurisdiction has entered an order declaring this Agreement to be unenforceable, (v) the Parties mutually agree to such termination in writing, or (vi) this Agreement is terminated pursuant to paragraph (b), (c) or (d) of this Section 10.

(b) The Company may, in its discretion, terminate this Agreement by written notice to counsel for the Steering Group, upon the occurrence of any of the following events:

(i) a determination by the board of directors of HERO (the “Board”), in good faith, based on the advice of its outside counsel, that proceeding with the Restructuring and pursuit of confirmation and consummation of the Plan would be inconsistent with the Board’s fiduciary obligations under applicable law;

(ii) a breach by any Steering Group Member of its material obligations hereunder, which breach is not cured within twenty days after the giving of written notice by HERO of such breach to such Steering Group Member; provided, however, that if the Company has not provided such written notice of breach to (a) other Steering Group Members that hold in the aggregate at least 33 1/3% of the Senior Notes and (b) counsel to the Steering Group, the Company may only terminate this Agreement pursuant to this Section 10(b)(ii) following such twenty day notice period, if such breach or breaches have not been cured, solely as to the Steering Group Member then in breach;

provided, that upon a termination of this Agreement by the Debtors pursuant to section 10(b), (x) all obligations of each Steering Group Member hereunder shall immediately terminate without further action or notice by such Steering Group Member, and (y) the Company (and its directors, officers, employees, advisors, subsidiaries, and representatives) shall not have or incur any liability under this Agreement or otherwise on account of such termination.

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(c) This Agreement may be terminated by the Steering Group (acting through members holding at least 66 2/3% of the aggregate amount of the Senior Notes held by all members of the Steering Group) upon the occurrence of any of the following events (it being understood that the following termination events are intended solely for the benefit of the Steering Group) (the “Lender Termination Events”):

(i) filing by the Debtors of a plan of reorganization (or disclosure statement related thereto) in the Chapter 11 Cases that is not in form and substance reasonably satisfactory to the Steering Group;

(ii) after filing of the Plan, any amendment or modification to the Plan, or the filing of any pleading by any of the Debtors that seeks to amend or modify the Plan, which amendment, modification or filing is not in form and substance reasonably satisfactory to the Steering Group;

(iii) a breach by the Debtors of their material obligations hereunder, which breach is not cured within twenty days after the giving of written notice by counsel for the Steering Group (acting on behalf of the Steering Group) of such breach;

(iv) the failure of the Debtors to comply with the Milestones within the periods specified therein, unless otherwise agreed in writing with Steering Group Members holding at least 66 2/3% of the aggregate amount of the Senior Notes held by all members of the Steering Group and the Debtors; it being understood that if a Milestone ends on a weekend or holiday on which the Bankruptcy Court is not open and holding hearings, such Milestone shall be automatically extended to the next business day on which the Bankruptcy Court is open and holding hearings;

(v) any of the Chapter 11 Cases shall have been dismissed or converted to cases under Chapter 7 of the Bankruptcy Code; or

(vi) (a) in a Pre-Packaged Case, the appointment of an official committee of unsecured creditors or (b) in either a Pre-Packaged Case or a Pre-Negotiated Case, the appointment of an official committee of equity security holders.

(d) The Debtors or the Steering Group (by written notice executed by counsel at the direction of the Steering Group) may terminate this Agreement by written notice to the Parties in the event that the Bankruptcy Court or other governmental authority shall have issued any order, injunction or other decree or take any other action, which restrains, enjoins or otherwise prohibits the implementation of the Restructuring and/or the Plan substantially on the terms and conditions set forth in this Agreement.

(e) This Agreement shall terminate solely as to any Steering Group Member on the date on which such Steering Group Member has transferred all (but not less than all) of its Senior Notes claims in accordance with Section 9 of this Agreement.

(f) If this Agreement is terminated pursuant to this Section, all further obligations of the Parties hereunder shall be terminated and without further liability, provided that each Party shall have all rights and remedies available to it under applicable law (for all matters unrelated to this Agreement). Upon a termination of this Agreement in accordance with

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this Section, no Party hereto shall have any continuing liability or obligation to any other Party hereto and the provisions of this Agreement shall have no further force or effect; provided that no such termination shall relieve any party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

11. Reserved.

12. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this RSA by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. The Parties to the RSA expressly consent to entry of orders by the Bankruptcy Court to enforce the RSA.

13. Counterparts. This RSA and any amendments, waivers, consents, or supplements hereto or in connection herewith may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same RSA.

14. No Solicitation and Acknowledgements. Each Party acknowledges that (a) no securities of the Company are being offered or sold hereby and this Agreement neither constitutes an offer to sell nor a solicitation of an offer to buy any securities of the Company and (b) that this Agreement is not, and shall not be deemed to be, a solicitation of a vote for the acceptance of the Plan pursuant to section 1125 of the Bankruptcy Code. The acceptance of votes from holders of claims and interests, as applicable, will not be solicited until such holders have received the Disclosure Statement and related solicitation materials that meet the requirements of the Bankruptcy Code, including (i) in the case of a Pre-Negotiated Plan, Bankruptcy Code section 1125, and (ii) in the case of a Pre-Pack Plan, Bankruptcy Code sections 1125 and 1126.

15. Confidentiality. Other than as may be required by applicable law and regulation or by any governmental or regulatory authority, no Party shall issue any press release, make any filing with the Securities and Exchange Commission (other than required under applicable securities law and regulation as reasonably determined in good faith by outside counsel to the Debtors) or make any other public announcement regarding this RSA without the consent of the other Parties, and each Party shall coordinate with the other Parties regarding any public statements made, including any communications with the press, public filings or filings with the Securities and Exchange Commission, with respect to this RSA; for the avoidance of doubt, each Party shall have the right, without any obligation to any other Party, to decline to comment to the press with respect to this RSA. For the avoidance of doubt and notwithstanding the generality of the foregoing, under no circumstances may any Party make any public disclosure of any kind that would disclose (i) the holdings of Senior Notes of any Steering Group Member or (ii) the identity of any Steering Group Member without the prior written consent of such Steering Group Member.

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16. Time is of the Essence. The Parties acknowledge and agree that time is of the essence, and that they must each use best efforts to effectuate and consummate the Restructuring as soon as reasonably practicable.

17. Governing Law; Consent to Jurisdiction.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

By its execution and delivery of this Agreement, each of the Parties hereto irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought, to the extent possible, in either the United States District Court for the Southern District of New York or any New York State Court sitting in New York City or following the Petition Date, the Bankruptcy Court (the “Chosen Courts”). By execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of the Chosen Courts, generally and unconditionally, with respect to any such action, suit, or proceeding, and waives any objection it may have to venue or the convenience of the forum.

18. Independent Analysis. Each Party hereby confirms that it has made its own decision to execute this RSA based upon its own independent assessment of documents and information available to it, as it has deemed appropriate.

19. Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third party beneficiary hereof.

20. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or overnight courier.

(a)	If to the Steering Group, to:

Michael S. Stamer

Arik Preis

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, New York 10036

mstamer@akingump.com

apreis@akingump.com

13

(b)	If to Debtors, to:

Beau M. Thompson

Senior Vice President, General Counsel and Secretary

Hercules Offshore, Inc.

9 Greenway Plaza, Suite 2200

Houston, Texas 77046

bthompson@herculesoffshore.com

With a copy to:

Emanuel C. Grillo

Luke Weedon

BakerBotts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

emanuel.grillo@bakerbotts.com

luke.weedon@bakerbotts.com

21. Severability. Whenever possible, each provision of this RSA shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this RSA is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this RSA. In the event that any part of this RSA is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision survives to the extent it is not so declared, and all of the other provisions of this RSA remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this RSA was executed or last amended.

22. Mutual Drafting. This RSA is the result of the Parties’ joint efforts, and each of them and their respective counsel have reviewed this RSA and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of the Parties, and the language used in this RSA shall be deemed to be the language chosen by the Parties to express their mutual intent, and therefore there shall be no construction against either Party based on any presumption of that Party’s involvement in the drafting thereof.

23. Headings. The headings used in this RSA are for convenience of reference only and do not constitute a part of this RSA and shall not be deemed to limit, characterize, or in any way affect any provision of this RSA, and all provisions of this RSA shall be enforced and construed as if no headings had been used in this RSA.

14

24. Amendments. Notwithstanding anything to the contrary contained herein, (1) any decisions to be made, or consents or approvals to be given, by the Steering Group pursuant to the terms of, or otherwise with respect to, this Agreement shall require the consent of Steering Group Members holding at least 66 2/3% of the aggregate principal amount of the Senior Notes held by all members of the Steering Group, and (2) the RSA may not be modified, amended, or supplemented, nor shall any provision or requirement hereof be waived, without the prior written agreement signed by both (a) the Company and (b) Steering Group Members holding at least 66 2/3% of the aggregate principal amount of the Senior Notes then held by all members of the Steering Group; provided, however, that notwithstanding the foregoing, any modifications, amendments, or supplements or waivers to the RSA, including any exhibits hereto (including any provision in the Term Sheet), to (i) Exhibit A to the Term Sheet, (ii) Exhibit B to the Term Sheet, (iii) the sub-provision entitled “April 2019 Notes, July 2021 Notes, October 2021 Notes, April 2022 Notes, Legacy Notes and Convertible Notes” in the provision entitled “Treatment of Claims and Interests” in the Term Sheet, (iv) the sub-provision entitled “Hero Equity Interests” in the provision entitled “Treatment of Claims and Interests” in the Term Sheet, (v) the sub-provision entitled “Board of Directors” in the provision entitled “Other Implementation Provisions” in the Term Sheet, (vi) any documentation with regard to (i) through (v) above, (vii) any change to this Section 24, and (viii) any proposed modification, amendment or supplement to, or waiver of, any provision of the RSA that would, or would reasonably be expected to, materially and adversely affect any Steering Group Member in a manner that is disproportionate to any other Steering Group Member or the Steering Group Members as a whole, may not be made without the prior written consent of the Company and each member of the Steering Group (or, in the case of “subsection (viii)”, by such Steering Group Member that would be so affected).

25. Several, Not Joint, Claims. The agreements, representations, warranties, and obligations of the Parties under this RSA are, in all respects, several and not joint.

[Signature Pages Follow]

15

IN WITNESS WHEREOF, this RSA has been duly executed as of the date first above written.

HERCULES OFFSHORE, INC.

By:	/s/ John Rynd
Name:	John Rynd
Title:	Chief Executive Officer and President

CLIFFS DRILLING COMPANY

By:	/s/ Troy Carson
Name:	Troy Carson
Title:	Vice President

CLIFFS DRILLING TRINIDAD LLC

By:	/s/ Troy Carson
Name:	Troy Carson
Title:	Vice President

FDT LLC

By:	/s/ Troy Carson
Name:	Troy Carson
Title:	Vice President

FDT HOLDINGS LLC

By:	/s/ Troy Carson
Name:	Troy Carson
Title:	Vice President

HERCULES DRILLING COMPANY LLC

By:	/s/ Troy Carson
Name:	Troy Carson
Title:	Vice President

HERCULES LIFTBOAT COMPANY LLC

By:	/s/ Troy Carson
Name:	Troy Carson
Title:	Vice President

HERCULES OFFSHORE SERVICES LLC

By:	/s/ Troy Carson
Name:	Troy Carson
Title:	Vice President

HERCULES OFFSHORE LIFTBOAT COMPANY LLC

By:	/s/ Troy Carson
Name:	Troy Carson
Title:	Vice President

HERO HOLDINGS, INC.

By:	/s/ Troy Carson
Name:	Troy Carson
Title:	Vice President

SD DRILLING LLC

By:	/s/ Troy Carson
Name:	Troy Carson
Title:	Vice President

THE ONSHORE DRILLING COMPANY

By:	/s/ Troy Carson
Name:	Troy Carson
Title:	Vice President

THE OFFSHORE DRILLING COMPANY

By:	/s/ Troy Carson
Name:	Troy Carson
Title:	Vice President

TODCO AMERICAS, INC.

By:	/s/ Troy Carson
Name:	Troy Carson
Title:	Vice President

TODCO INTERNATIONAL, INC.

By:	/s/ Troy Carson
Name:	Troy Carson
Title:	Vice President

BLACKWELL PARTNERS, LLC – SERIES A
By: Bowery Investment Management, LLC, its Manager

By:	/s/ Vladimir Jelisavcic
Name:	Vladimir Jelisavcic
Title:	Manager

BOWERY OPPORTUNITY FUND, L.P.
By: Bowery Opportunity Management, LLC, its General Partner

By:	/s/ Vladimir Jelisavcic
Name:	Vladimir Jelisavcic
Title:	Manager

BOWERY OPPORTUNITY FUND, Ltd.

By:	/s/ Vladimir Jelisavcic
Name:	Vladimir Jelisavcic
Title:	Director

P BOWERY, LTD
By: Bowery Investment Management, LLC, its Investment Adviser

By:	/s/ Vladimir Jelisavcic
Name:	Vladimir Jelisavcic
Title:	Manager

BOWERY OPPORTUNISTIC CREDIT, L.P.
By: Bowery GP, LLC, its General Partner

By:	/s/ Vladimir Jelisavcic
Name:	Vladimir Jelisavcic
Title:	Manager

WESTERN ASSET MANAGEMENT COMPANY, AS INVESTMENT MANAGER AND AGENT ON BEHALF OF CERTAIN OF ITS CLIENTS

By:	/s/ C.A. Ruys de Perez

Name:	C.A. Ruys de Perez

Title:	Secretary

CVI CVF II LUX SECURITIES TRADING S.A R.L.

By: Carval Investors, LLC its attorney-in-fact

By:	/s/ David Chene
Name:	David Chene
Title:	Managing Director

CVIC LUX SECURITIES TRADING S.A R.L

By: Carval Investors, LLC its attorney-in-fact

By:	/s/ David Chene
Name:	David Chene
Title:	Managing Director

CVIC II LUX SECURITIES TRADING S.A R.L.

By: Carval Investors, LLC its attorney-in-fact

By:	/s/ David Chene
Name:	David Chene
Title:	Managing Director

CVI AA LUX SECURITIES S.A R.L.

By: Carval Investors, LLC its attorney-in-fact

By:	/s/ David Chene
Name:	David Chene
Title:	Managing Director

CVI CHVF LUX SECURITIES S.A R.L.

By: Carval Investors, LLC its attorney-in-fact

By:	/s/ David Chene
Name:	David Chene
Title:	Managing Director

CARVAL GCF LUX SECURITIES S.A.R.L.

By: Carval Investors, LLC its attorney-in-fact

By:	/s/ David Chene
Name:	David Chene
Title:	Managing Director

CENTERBRIDGE CREDIT PARTNERS, L.P.
By: Centerbridge Credit Partners General Partner, L.P., its general partner By: Centerbridge Credit GP Investors, L.L.C., its general partner

By:	/s/ Susanne V. Clark
Name:	Susanne V. Clark
Title:	Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS MASTER, L.P.
By: Centerbridge Credit Partners Offshore General Partner, L.P., its general partner By: Centerbridge Credit Offshore GP Investors, L.L.C.

By:	/s/ Susanne V. Clark
Name:	Susanne V. Clark
Title:	Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Christopher S. Campbell
Name:	Christopher S. Campbell
Title:	Director

FRANKLIN ADVISERS, INC., AS INVESTMENT MANAGER ON BEHALF OF CERTAIN FUNDS AND ACCOUNTS

By:	/s/ Edward Parks
Name:	Edward Parks
Title:	EVP

LOOMIS, SAYLES & COMPANY, L.P., AS INVESTMENT MANAGER, ON BEHALF OF ONE OR MORE DISCRETIONARY ACCOUNTS HOLDING THE NOTES

By:	Loomis, Sayles & Company, Incorporated
its General Partner

By:	/s/ Thomas H. Day
Name:	Thomas H. Day
Title:	Assistant General Counsel

Third Avenue Trust, on behalf of Third Avenue Focused Credit Fund

By:	/s/ W. James Hall
Name:	W. James Hall
Title:	General Counsel

QUANTUM PARTNERS LP

By: QP GP LLC, its General Partner

By:	/s/ Thomas L. O’Grady
Name:	Thomas L. O’Grady
Title:	Attorney-in-Fact

NOMURA CORPORATE RESEARCH & ASSET MANAGEMENT INC., AS INVESTMENT ADVISOR, ON BEHALF OF CERTAIN FUNDS AND MANAGED ACCOUNTS

By:	/s/ Steven Rosenthal
Name:	Steven Rosenthal
Title:	Executive Director

Each of the entities listed on Schedule 1, severally and not jointly

By: T. ROWE PRICE ASSOCIATES, INC.
As investment adviser to the funds and accounts set forth in Schedule 1 holding Notes of Company

By:	/s/ Rodney M. Rayburn

Name:	Rodney M. Rayburn

Title:	Vice President

T. Rowe Price Associates, Inc.

Schedule 1

FUND/ACCOUNT LEGAL NAME

T. ROWE PRICE CREDIT OPPORTUNITIES FUND, INC.

T. ROWE PRICE FIXED INCOME TRUST

T. ROWE PRICE FUNDS SERIES II SICAV – CREDIT OPPORTUNITIES FUND

T. ROWE PRICE FUNDS SICAV – GLOBAL HIGH YIELD BOND FUND

T. ROWE PRICE HIGH YIELD FUND, INC.

T. ROWE PRICE HIGH YIELD MULTI-SECTOR ACCOUNT PORTFOLIO

T. ROWE PRICE INSTITUTIONAL CREDIT OPPORTUNITIES FUND

T. ROWE PRICE INSTITUTIONAL HIGH YIELD FUND

T. ROWE PRICE SMALL-CAP VALUE FUND, INC.

T. ROWE PRICE U.S. HIGH YIELD TRUST

T. ROWE PRICE U.S. SMALL-CAP VALUE EQUITY TRUST

THE NEW AMERICA HIGH INCOME FUND, INC.

JOHN HANCOCK FUNDS II – SPECTRUM INCOME FUND

PENN SERIES FUNDS, INC. – PENN SERIES HIGH YIELD BOND FUND

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OF HERCULES OFFSHORE, INC. OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET IS AN ADMISSION OF FACT OR LIABILITY OR SHALL BE DEEMED BINDING ON ANY OF THE DEBTORS OR THE STEERING GROUP.

HERCULES OFFSHORE, INC., ET AL.

CHAPTER 11 PLAN TERM SHEET

This non-binding term sheet (the “Term Sheet”) describes the material terms of a proposed “prepackaged” or “pre-negotiated” chapter 11 plan of reorganization for Hercules Offshore, Inc. (“Hero” and, as reorganized, “Reorganized Hero”) and certain of its subsidiaries (collectively, the “Company”). This Term Sheet does not constitute a contractual commitment of any party but merely represents the proposed terms for a restructuring of the Company’s capital structure and is subject in all respects to the negotiation, execution and delivery of definitive documentation, including entry into an acceptable restructuring support agreement (the “RSA”) between the Company and the members of the steering group of holders of April 2019 Notes, July 2021 Notes, October 2021 Notes and April 2022 Notes (each as defined below) (the “Steering Group”). This Term Sheet does not include a description of all the relevant terms and conditions of the restructuring contemplated herein.

This Term Sheet shall not constitute an offer to buy, sell or exchange for any of the securities or instruments described herein. It also shall not constitute a solicitation of the same. Further, nothing herein constitutes a commitment to exchange any debt, lend funds to any of the Debtors, vote in a certain way or otherwise negotiate or engage in the transactions contemplated herein.

This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is intended to be entitled to the protections of Rule 408 of the Federal Rules of Evidence and all other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions.

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Transaction Overview

Debtors:	Hercules Offshore, Inc. (DE); Cliffs Drilling Company (DE); Cliffs Drilling Trinidad L.L.C. (DE); FDT LLC (DE); FDT Holdings LLC (DE); Hercules Drilling Company LLC (DE); Hercules Liftboat Company LLC (DE); Hercules

Offshore Services LLC (DE); Hercules Offshore Liftboat Company LLC (DE); Hero Holdings, Inc. (DE); SD Drilling LLC (DE); THE Offshore Drilling Company (DE); THE Onshore Drilling Company (DE); TODCO Americas, Inc. (DE); TODCO International, Inc. (DE); (collectively, the “Debtors”).

Non-Debtors:	TODCO Trinidad Ltd. (CI); Cliffs Drilling (Barbados) Holdings SRL; Cliffs Drilling (Barbados) SRL; Cliffs Drilling Trinidad Offshore Limited (TD); Hercules Offshore Holdings, Ltd. (CI); Hercules International Holdings, Ltd. (CI); Hercules Discovery Ltd. (CI); Hercules Offshore Middle East Ltd. (CI); Hercules Offshore Arabia Ltd. (CI); Hercules Oilfield Services Ltd. (CI); Hercules International Offshore, Ltd. (CI); Hercules Offshore (Nigeria) Limited (NI); Hercules North Sea, Ltd. (CI); Hercules International Management Company Ltd.; Hercules International Drilling Ltd. (CI); Hercules Offshore Labuan Corporation (MLY); Hercules Tanjung Asia Sdn Bhd (MLY); Hercules Britannia Holdings Limited (UK); Hercules British Offshore Limited (UK); Hercules Offshore UK Limited (UK); Hercules Offshore de Mexico S de R L de CV (MX); Discovery Offshore Sarl (LX); Discovery Offshore (Gibraltar) Limited; Discovery North Sea Ltd. (UK); Discovery Offshore Services Ltd. (CI); Hercules Offshore International LLC (DE); and Hercules North Sea Driller Limited (UK); (collectively, the “Non-Debtors”).

Implementation of Restructuring:

The proposed restructuring (the “Restructuring”) will be implemented through either pre-packaged chapter 11 bankruptcy cases (collectively, the “Pre-Packaged Case”) or pre-arranged chapter 11 bankruptcy cases (collectively, the “Pre-Negotiated Case”) of the Debtors (the “Chapter 11 Cases”) commenced on August 22, 2015 (in the case of a Pre-Packaged Case) or July 8, 2015 (in the case of a Pre-Negotiated Case), as applicable (the “Petition Date”).

It is the intention of the parties to work towards implementation of the Restructuring through a Pre-Packaged Case, but to the extent that such a Pre-Packaged Case is not feasible (as reasonably determined by the parties), the parties will seek to effectuate the Restructuring through a Pre-Negotiated Case. To that end, the parties will take the following steps on the filing timeline:

1. No later than June 17, 2015, the parties will agree on the material terms and conditions contained in this Term Sheet. To memorialize that agreement, the Steering Group and the Company shall enter into the RSA incorporating this Term Sheet, documenting each side’s support for both the Pre-Pack Plan and the Pre-Negotiated Plan (as set forth below) by no later than June 17, 2015. The parties have commenced documentation of the actual Restructuring documents, and the Debtors have withdrawn any efforts in connection with raising financing from any third parties, either through the process being currently run by Deutsche Bank, or otherwise, pending final negotiations on the RSA.

2. No later than July 8, 2015, without having commenced any Chapter 11 Cases, the Debtors will commence solicitation of votes on the pre-packaged chapter 11 plan of reorganization (the “Pre-Pack Plan”).

3. Assuming that the Debtors are successful in obtaining the requisite votes for the Pre-Pack Plan, the Debtors will commence the Pre-Packaged Case no later than August 22, 2015, and seek the approval of the Bankruptcy Court (as defined below) for a confirmation hearing no later than October 22, 2015.

4. If the parties agree prior to July 8, 2015 that it is not reasonably feasible to seek confirmation of a Pre-Pack Plan through a Pre-Packaged Case, the Debtors will file for chapter 11 through a Pre-Negotiated Case no later than July 8, 2015 with a plan of reorganization for a Pre-Negotiated Case (the “Pre-Negotiated Plan”) and disclosure statement on that date.

The plan of reorganization implementing the Restructuring contemplated by this Term Sheet (either the Pre-Pack Plan, or the Pre-Negotiated Plan, the “Plan”) and the disclosure statement describing the Plan (the “Disclosure Statement”) shall be in all material respects consistent with the terms set forth herein and on any exhibits attached hereto, and shall be in form and substance reasonably acceptable to the Debtors and the Steering Group.

Current Capital Structure:	Credit Facility: No amounts are drawn under that certain Credit Agreement, dated as of April 3, 2012, by and between Hero, on the one hand, and Deutsche Bank AG New York Branch, as successor Administrative Agent and Collateral Agent and the other agents and lenders that are parties thereto, on the other hand (as amended from time to time, the “Credit Facility”). The obligations under the Credit Facility are jointly and severally guaranteed by substantially all of Hero’s domestic subsidiaries (the “Guarantors”).

Legacy Notes: $3.508 million in principal plus all other amounts outstanding under the 7.375% Senior Notes due March 1, 2018 issued pursuant to that certain Indenture dated as of April 14, 1998, the First Supplemental Indenture dated as of February 14, 2002, and that certain Second Supplemental Indenture, dated as of March 13, 2002 (collectively, the “Legacy Notes Indenture”) between R&B Falcon Corporation, as issuer, and The Bank of New York, as trustee (the “Legacy Notes”; the holder(s) of such Legacy Notes, the “Legacy Noteholder(s)”).

April 2019 Notes: $200 million in principal plus all other amounts outstanding under the 10.250% Senior Notes due April 1, 2019 issued pursuant to that certain Indenture dated April 3, 2012 (the “April 2019 Notes Indenture”) between Hero, as issuer, and U.S. Bank National Association, as trustee (the “April 2019 Notes,”; all holders of such April 2019 Notes, the “April 2019 Noteholders”). The April 2019 Notes are jointly and severally guaranteed by the Guarantors.

July 2021 Notes: $400 million in principal plus all other amounts outstanding under the 8.75% Senior Notes due July 15, 2021 issued pursuant to that certain Indenture dated July 8, 2013 (the “July 2021 Notes Indenture”) between Hero, as issuer, and U.S. Bank National Association, as trustee (the “July 2021 Notes,”; all holders of such July 2021 Notes, the “July 2021 Noteholders”). The July 2021 Notes are jointly and severally guaranteed by the Guarantors.

October 2021 Notes: $300 million in principal plus all other amounts outstanding under the 7.50% Senior Notes due October 1, 2021 issued pursuant to that certain Indenture dated October 1, 2013 (the “October 2021 Notes

Indenture”) between Hero, as issuer, and U.S. Bank National Association, as trustee (the “October 2021 Notes,”; all holders of such October 2021 Notes, the “October 2021 Noteholders”). The October 2021 Notes are jointly and severally guaranteed by the Guarantors.

April 2022 Notes: $300 million in principal plus all other amounts outstanding under the 6.75% Senior Notes due April 1, 2022 issued pursuant to that certain Indenture dated as of March 26, 2014 (the “April 2022 Notes Indenture”) between Hero, as issuer, and U.S. Bank National Association, as trustee (the “April 2022 Notes,”; all holders of such April 2022 Notes, the “April 2022 Noteholders”). The April 2022 Notes are jointly and severally guaranteed by the Guarantors.

Convertible Notes: $7.027 million in principal plus all other amounts outstanding under the 3.375% Convertible Senior Notes due 2038 issued pursuant to that certain Indenture (the “Convertible Notes Indenture”) dated June 3, 2008 between Hero, as issuer, and The Bank of New York Trust Company, as indenture trustee (the “Convertible Notes”; all holders of such 3.375% Convertible Notes, the “Convertible Noteholders”).

Other General Unsecured: In addition to the above, the Debtors have trade and other general unsecured ordinary course obligations other than the Legacy Notes, the April 2019 Notes, the July 2021 Notes, the October 2021 Notes, the April 2022 Notes and the Convertible Notes which they believe as of the solicitation date will not exceed $40 million (collectively, the “Trade Claims”).

Common Equity: Interests in shares of common stock of Hero (the “Hero Equity Interests”), of which 161,424,250 shares were outstanding as of April 24, 2015 (the “Common Stock”).

Intercompany Interests: All other equity interests in the Company (the “Intercompany Interests”).

Treatment of Claims and Interests	For the avoidance of doubt, the Debtors and the Steering Group shall agree upon the value and the treatment of the claims in each of the following classes.

Administrative Expense Claims (including 503(b)(9) Claims):	Payable in full in cash (i) on the date such amounts become due and owing in the ordinary course of business; (ii) on the effective date of the Plan (the “Effective Date”); or (iii) on such other terms as agreed between the Debtors, the Steering Group and the holder thereof.

Unclassified – Non-Voting

Priority Tax Claims:	Payable in deferred cash payments over a period not longer than five (5) years after the Petition Date or on such other terms as agreed between the Debtors, the Steering Group and the holder thereof.

Unclassified – Non-Voting

Other Priority Claims:	Payable in full in cash on the Effective Date or on such other terms as agreed between the Debtors, the Steering Group and the holder thereof.

Unimpaired – Deemed to Accept

Other Secured Claims:	On the Effective Date, all allowed secured claims (“Other Secured Claims”) shall receive one of the following as agreed upon by the Debtors and the Steering Group: (i) payment in full in cash; (ii) delivery of collateral securing any such claim and payment of any interest requested under section 506(b) of the Bankruptcy Code, or (iii) treatment on such other terms as agreed between the Debtors, the Steering Group and the holder thereof.

Unimpaired – Deemed to Accept.

Credit Facility:	On or before the Petition Date, the Debtors shall have repaid the Credit Facility or cash collateralized the amount outstanding under the Credit Facility with cash on hand, and the Credit Facility shall be terminated and cancelled.

April 2019 Notes, July 2021 Notes, October 2021 Notes, April 2022 Notes, Legacy Notes and Convertible Notes:	On the Effective Date, all of the April 2019 Notes, July 2021 Notes, October 2021 Notes, April 2022 Notes, Legacy Notes and Convertible Notes shall be cancelled, and each such noteholder that is an accredited investor or QIB shall receive, on account of its allowed claim (inclusive of accrued and unpaid interest) in respect of such April 2019 Notes, July 2021 Notes, October 2021 Notes, April 2022 Notes, Legacy Notes and Convertible Notes (collectively, the “Senior Notes”) as applicable, such noteholder’s pro rata share of 96.9% on a fully diluted basis (subject only to the Management Incentive Plan (as defined below)) of the newly authorized and issued common shares of Reorganized Hero (the “New Common Stock”) outstanding as of the Effective Date. Any such noteholder that is not an accredited investor or QIB shall receive, on account of its allowed claim in respect of such Senior Notes, a distribution in cash in an amount equal to the value of the distribution as if such holder was a holder of a Senior Notes.

For the avoidance of doubt, each holder of Senior Notes shall also be given the opportunity to participate, on a pro rata basis, in the new First Lien Exit Facility. This opportunity is not technically a distribution under the Plan.

Impaired – Entitled to Vote

General Unsecured Claims:	Each holder of a general unsecured claim shall receive, on account of its allowed unsecured claim (each, a “General Unsecured Claim”), payment in the ordinary course of the Company’s business or such other treatment as may be agreed upon (with the consent of the Steering Group) or as may be required to allow such General Unsecured Claims to “ride through” the Chapter 11 Cases.

Unimpaired – Deemed to Accept

Intercompany Claims:	All intercompany claims between and among Hero and its direct and indirect subsidiary Debtors shall be reinstated by Hero consistent with its existing business practices.

Unimpaired – Deemed to Accept

Intercompany Interests:	On the Effective Date, all Intercompany Interests shall remain in place for purposes of convenience.

Unimpaired – Deemed to Accept

Hero Equity Interests:

On the Effective Date, all existing Hero Equity Interests will be cancelled and holders of allowed Hero Equity Interests shall receive their pro rata share of:

(A) 3.1% of the New Common Stock on a fully diluted basis (subject only to the Management Incentive Plan); and

(B) the Warrants on the terms set forth in Exhibit B attached hereto.

For the avoidance of doubt, the Plan and the Disclosure Statement will clarify that the class of holders of Hero Equity Interests is not entitled to a distribution under the Bankruptcy Code, and is therefore not entitled to vote.

Impaired – Deemed to Reject

Exit Financing Facilities

First Lien Exit Facility:	On the Effective Date, Reorganized Hero, as Borrower, and the reorganized Debtors and substantially all of the Non-Debtors (to the extent permitted by applicable law), as Guarantors, shall enter into a new senior secured term loan facility on the terms set forth in Exhibit A attached hereto.[1]

Release and Related Provisions:

Exculpations:	To the fullest extent permitted by applicable law, the Plan shall include customary exculpation provisions in favor of (a) the Debtors, (b) the members of the Steering Group and (c) each of the Debtors’ and the Steering Group members’ respective current and former officers and directors, professionals, advisors, accountants, attorneys, investment bankers, consultants, employees, agents and other representatives, with respect to any liability relating to the Company or the Chapter 11 Cases arising prior to the Effective Date.

Releases:	To the fullest extent permitted by applicable law, the Plan shall include a full mutual release from liability in favor of the Debtors, the members of the Steering Group, and all of the Debtors’ and the Steering Group members’ respective current and former officers and directors, professionals, advisors, accountants, attorneys, investment bankers, consultants, employees, agents and other representatives, from any claims and causes of action related to or in connection with the Company and its subsidiaries, arising on or prior to the Effective Date (collectively, the “Releases”); provided, however, that no party shall be released from any claim or cause of action that was a result of such party’s gross negligence, willful misconduct, or bad faith, as determined by a final order of a court of competent jurisdiction.

[1]	The First Lien Exit Facility will be bank debt.

Director and Officer Indemnification:	Any obligations of the Debtors pursuant to their organizational documents to indemnify current and former officers, directors, agents, and/or employees (i) shall not be discharged or impaired by confirmation of the Plan and (ii) shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan.

Director and officer insurance will continue in place for the directors and officers of all of the Debtors during these chapter 11 cases on existing terms. After the Effective Date, the reorganized Debtors shall not terminate or otherwise reduce the coverage under any director and officer insurance policies (including any “tail policy”) then in effect. Directors and officers shall be indemnified by the reorganized Debtors to the extent of such insurance.

Discharge:	A full and complete discharge shall be provided in the Plan.

Injunction:	Ordinary and customary injunction provisions shall be included in the Plan.

Other Implementation Provisions

Corporate Structure; Vesting of Assets; Business Plan

After consummation of the Restructuring, all of the assets of the Debtors shall be owned by the reorganized Debtors and their wholly owned subsidiaries. The Steering Group may, at its option, review and analyze the proposed tax and corporate structure of the reorganized Debtors for tax and corporate efficiencies as part of the Restructuring and the Plan will contain such provisions reasonably acceptable to the Steering Group to ensure such tax and corporate efficiencies. The Debtors shall work with the Steering Group to structure the Restructuring and the transactions contemplated herein to the extent practicable in a tax-efficient and cost-effective manner for the reorganized Debtors, as determined by the Steering Group. The proposed tax structure for the reorganized Debtors shall be finalized prior to the Petition Date.

The Debtors’ management shall work with the members of the Steering Group (and its advisors) that remain subject to a nondisclosure agreement to determine and finalize the Company’s long term business plan, which shall be finalized prior to the Petition Date. After the Petition Date, to the extent requested by the Steering Group, the Debtors’

management team and operational advisors will host weekly calls with the members of the Steering Group that are subject to a nondisclosure agreement and/or their advisors to provide updates with regard to the business and any developments.

From the date of execution of the RSA (as defined and further described herein) through consummation of any Plan, the Company shall inform the advisors of the Steering Group (that remain under a nondisclosure agreement) prior to entry into any new material contracts and use reasonable best efforts to consult with, and obtain the approval of the majority of the Steering Group members restricted under a nondisclosure agreement with the Company prior to entry into any new material contracts, but in all events will inform the Steering Group and their respective advisors at the time of or shortly after entry into any new material contracts.

Board of Directors:

The Board of Directors of Reorganized Hero (the “New Board”) shall consist of seven members.

The members of the New Board shall consist of the CEO (which shall be John Rynd) and six members designated by the Steering Group, one of whom will be the chair and an independent director (the “Independent Director”).

Management Incentive Plan:	The Plan shall provide for a management incentive plan (the “Management Incentive Plan”) to be implemented after the Effective Date that provides some combination of cash, options, and/or other equity-based compensation to the management of the reorganized Debtors of up to an amount of the common equity of Reorganized Hero to be agreed, which shall dilute all of the equity otherwise contemplated to be issued pursuant to this Term Sheet. The terms of the Management Incentive Plan shall be agreed by the Company and the Steering Group prior to the confirmation date of the Plan.

Executory Contracts and Unexpired Leases:	In either a Pre-Packaged Case or a Pre-Negotiated Case, the Debtors will assume all executory contracts and unexpired leases.

Causes of Action:	The Debtors will waive any and all potential causes of action under chapter 5 of the Bankruptcy Code and under similar state laws (the “Avoidance Actions”) under a Pre-Packaged Plan and will retain all Avoidance Actions under a Pre-Negotiated Plan only to the extent that all pre-petition general unsecured claims are not paid in full.

Certain Closing and Other Conditions To the Restructuring:

The Restructuring shall be subject to the satisfaction of conditions precedent customary for transactions of this type and the satisfaction of such other conditions precedent agreed upon by the Steering Group and the Debtors, including but not limited to, the following:

(a) The definitive documentation relating to the Restructuring (including, for the avoidance of doubt, the terms and conditions of any financing(s)) shall be agreed to by the Debtors and the Steering Group.[2]

(b) The Debtors shall have provided the Steering Group (and its advisors) with full and complete access to the Debtors and their management on reasonable notice, including without limitation, access to all information, agreements, projections, memoranda, and documents reasonably requested by the advisors to the Steering Group. For the avoidance of doubt, the Steering Group’s advisors will be provided with electronic copies of any and all documents or agreements within the possession of the Debtors, as reasonably requested by the Steering Group’s advisors, in sufficient time to analyze the Restructuring and prior to the execution of the RSA by the members of the Steering Group.

(c) The Restructuring transactions shall be structured in the most tax efficient manner as reasonably determined by the Debtors with the consent of the Steering Group which consent shall not unreasonably be withheld, and all accounting treatment and other tax matters shall be resolved by the Debtors with the consent of the Steering Group.

(d) Entry of an order of the Bankruptcy Court confirming the Plan on terms consistent with this Term Sheet and otherwise reasonably acceptable to the Debtors and the Steering Group.

(e) All requisite governmental authorities and third parties shall have approved or consented to the Restructuring, to the extent required, and all applicable appeal periods shall have expired.

(f) The Debtors shall have publicly filed a document “cleansing” all of the members of the Steering Group of any

[2]	The Debtors will obtain ratings for the new debt prior to or at the time of closing.

and all material non-public information shared with the members of the Steering Group (i) on the date of the execution of the RSA and (ii) prior to (a) in the case of the Pre-Packaged Case, the date of solicitation of votes with regard thereto, and (b) in the case of the Pre-Negotiated Case, the Petition Date, and such document shall be in form and substance reasonably satisfactory to the Steering Group and its advisors and consistent with the existing non-disclosure agreements. The Debtors shall also have publicly filed a document “cleansing” all of the members of the Steering Group of any and all material non-public information shared with the members of the Steering Group prior to the Effective Date (i.e. with regard to any material non-public information shared with the members of the Steering Group during the chapter 11 cases), and such document shall be in form and substance satisfactory to the Steering Group and their advisors. For the avoidance of doubt, and in addition to the above, the Debtors shall comply with all requirements for “cleansing” under any non-disclosure agreements executed with the members of the Steering Group.

(g) The timing of the Effective Date of the Plan shall be as agreed upon by the Debtors and the Steering Group.

(h) From and after the date hereof, the Debtors shall not have commenced an insolvency (or similar) proceeding in any foreign jurisdiction without the consent of the Steering Group.

(i) Since the date of entry into the RSA, there shall not have been a Material Adverse Change. For purposes of this Term Sheet, “Material Adverse Change” means (a) any fact, event, change, effect, development, circumstance or occurrence that, individually or together with any other fact, event, change, effect, development, circumstance or occurrence, has had or could reasonably be expected to have a material and adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of Hero and its subsidiaries taken as a whole, or (b) anything that could reasonably be expected to prevent, materially delay or materially restrict or impair Hero and its subsidiaries party to the RSA from consummating the transactions contemplated in this Term Sheet, the Plan and the RSA, provided that the following shall not constitute a Material Adverse Change and shall not be taken into account in determining whether or not there has been, or could reasonably be expected to be, a Material Adverse Change: (i) any change after June 17, 2015 in any Law or GAAP, or any interpretation thereof; (ii) any change after June 17, 2015 in currency, exchange or interest rates or the financial or securities markets generally; (iii) any change to the extent resulting from the announcement or pendency of the transactions contemplated by the RSA or this Term Sheet; and (iv) any change resulting from actions of the Company expressly required to be taken pursuant to the RSA or this Term Sheet; except in the cases of (i) and (ii) to the extent such change or Event is disproportionately adverse with respect to the Company when compared to other companies in the industry in which the Company operates. For the avoidance of doubt and notwithstanding the above, it shall be a Material Adverse Change if there occurs any of the following: (i) any adverse development with respect to the contract with Maersk Oil UK Limited with respect to the Highlander; (ii) any adverse development with respect to any other material contract (or contracts), including (x) the contract with a subsidiary of Eni S.p.A. with respect to the Hercules 260 and (y) the contracts with Saudi Aramco with respect to the Hercules 261 and Hercules 262, that could, individually or in the aggregate, reasonably be expected to result in a reduction in revenue backlog of more than $90 million for the Company, provided that any such reduction in revenue backlog attributable to a contract with a customer shall be netted against any additional revenue attributable to extension, amendment or renegotiation of an existing contract or execution of a new contract with such customer and/or any of such customer’s affiliates within three (3) days of the occurrence of the reduction; or (iii) the termination, replacement, resignation, or other change in the identity, of the CEO of the Company. For the avoidance of doubt, the preceding clause (ii) assumes that no Material Adverse Change has occurred as a result of the announced modifications to the Saudi Aramco contracts publicly disclosed on June 1, 2015.

(j) The Debtors shall own the assets related to the Highlander, including the contracts related thereto, in the same entities that presently own such assets so long as those entities have engaged, and continue to engage, in no other business than the ownership of such assets and have not incurred, and continue not to incur, any other obligations other than those directly related to the ownership of such other assets. The Debtors will ensure that the First Lien Exit Facility shall be secured by both the equity in such entity, as well as the assets owned by such entity.

(k) All of the Steering Group’s reasonable and documented professional fees (including those of Blackstone Advisory Partners, L.P. and Akin Gump Strauss Hauer & Feld, LLP) and out-of-pocket expenses incurred in connection with the Restructuring in accordance with the engagement letters for each firm including, without limitation, those fees and expenses incurred during the Chapter 11 Cases, shall have been paid by the Debtors on a regular (monthly) basis, and shall be paid in full as a condition to the Effective Date. If necessary, the Debtors will file a motion to assume such agreements on the Petition Date of any Pre-Negotiated Case.

Steering Group Support:	As set forth above, the members of the Steering Group shall execute an RSA on or prior to June 17, 2015, in form and substance satisfactory to the Steering Group and the Debtors. The RSA will state that subject to the receipt of a Disclosure Statement that meets the requirements of Bankruptcy Code section 1125, the Steering Group and each of their affiliates holding claims against, or interests in, the Debtors shall vote in favor of, and shall not object to the confirmation and consummation of, the Plan.

Fees and Expenses:	The reasonable professional fees and expenses of legal counsel and financial advisors to the Steering Group (including Akin Gump Strauss Hauer & Feld, LLP. and Blackstone Advisory Partners L.P.) incurred prior to the Petition Date and thereafter shall be paid by the Debtors on the terms of and pursuant to such firms’ engagement letter agreements entered into with the Debtors (or such other agreements).

Reservation of Rights:	Nothing herein shall be deemed an admission of any kind. If the Restructuring is not consummated for any reason, the Debtors and the Steering Group fully reserve any and all of their respective rights.

Disclaimer of Duties:	Notwithstanding anything to the contrary herein, nothing in this Term Sheet shall require the Debtors or the Steering Group to take any action or to refrain from taking any action, to the extent required to comply with its or their obligations under applicable law, including the Bankruptcy Code.

Governing Law and Forum; Venue for Filing:	The governing law for all applicable documentation shall be New York law. The Debtors shall file for chapter 11 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Definitive Documentation/Court Filings, etc.:

The Debtors and the Steering Group shall negotiate in good faith the definitive documentation concerning the Restructuring that is consistent with the terms described in this Term Sheet. Any and all documentation necessary to effectuate the Restructuring or that is contemplated by the Plan shall be in form and substance consistent with this Term Sheet and otherwise reasonably satisfactory to the Debtors and the Steering Group. For the avoidance of doubt, such documentation that shall be required to be in form and substance reasonably satisfactory to the Steering Group shall include all motions and other filings with the Bankruptcy Court (or that are included as part of the solicitation of the Pre-Pack Plan and the Pre-Packaged Case) necessary to obtain Bankruptcy Court approval of any item in the Chapter 11 Cases, including any proposed and final orders with respect thereto (including, without limitation, the order confirming the Plan (the “Confirmation Order”)).

In addition, from the date hereof through the consummation of the Plan of the Chapter 11 Cases, the Debtors shall not file any motions (i.e., other than those related to the Plan and Disclosure Statement), with the Bankruptcy Court without the consent of the Steering Group which consent shall not unreasonably be withheld.

Restructuring Timeline:	It is anticipated that the Restructuring described herein will take place in accordance with the timeline set forth in Schedule 1 to this Term Sheet.[3]

[3]	The documents referred to on Schedule 1 shall all be in form and substance satisfactory to the Steering Group and the Debtors.

Schedule 1

Restructuring Timeline

Option A Pre-Packaged Case	Option B Pre-Negotiated Case

1. July 8, 2015: Commence solicitation of pre-packaged chapter 11 plan of reorganization.

2. August 22, 2015: File chapter 11.

3. October 22, 2015: Confirmation Hearing to approve chapter 11 plan.

4. November 7, 2015: Exit Chapter 11.

1. July 8, 2015: File Chapter 11 Petition, including Plan of Reorganization and Disclosure Statement.

2. September 7, 2015: Hearing to approve Disclosure Statement.

3. November 7, 2015: Confirmation Hearing to approve chapter 11 plan.

4. November 22, 2015: Exit Chapter 11.

List of Exhibits

A.	Exhibit A: Terms of First Lien Exit Facility

B.	Exhibit B: Terms of Warrants

HERCULES OFFSHORE, INC.

PLAN TERM SHEET EXHIBIT A

Terms of First Lien Exit Facility

Description:	First Lien Exit Facility

Borrower:	Reorganized Hero

Guarantors:	The obligations under the First Lien Exit Facility shall be unconditionally guaranteed, on a joint and several basis (to the extent permitted by applicable law), by all of the reorganized Debtors and substantially all of the Non-Debtors[4] and any future direct and indirect wholly-owned subsidiaries of the Debtors except where prohibited by law.

Administrative Agent:	TBD jointly by the Company and the Steering Group

Principal Amount:	Aggregate commitment amount of $450 million

Maturity:	4.5 years after the Effective Date.

Interest (amount and date of payment(s)) and OID:

The First Lien Exit Facility will bear interest at LIBOR plus 9.50% per annum (paid quarterly) with a LIBOR floor of 1.00%. Interest on the First Lien Exit Facility will be payable in cash.

The First Lien Exit Facility will be issued at a price equal to 97.00% of the principal amount of the First Lien Exit Facility.

Collateral:	The obligations under the First Lien Exit Facility shall be secured by first priority liens (subject only to permitted liens to be determined) on substantially all of the assets of the Borrower and the Guarantors, including without limitation, the Highlander and all contracts related to the Highlander.

[4]	The following entities will not be Guarantors: Cliffs Drilling (Barbados) Holdings SRL; Cliffs Drilling (Barbados) SRL; Cliffs Drilling Trinidad Offshore Limited; Cliffs Drilling Trinidad, LLC; Hercules Offshore de Mexico, S. de RL de CV; and Hercules Discovery Ltd. Documentation of the First Lien Exit Facility will include covenants that restrict additional assets acquired and liabilities incurred for these six entities and representations and warranties regarding such entities’ assets, liabilities and operations.

Optional Prepayment:	NC – 3 (MW at T+50); 103 - 4

Financial Covenants:

Financial Covenants to consist of, among other things,

(a) minimum liquidity at all times of:

•    $100 million through June 2016

•    $75 million through December 2016

•    $50 million through June 2017

•    $25 million thereafter

(b) maximum first lien secured leverage of (defined as gross first lien debt divided by EBITDA):

•    6.0x annualized EBITDA for the q/e March 31, 2017

•    5.0x annualized EBITDA for the q/e June 30, 2017

•    4.0x annualized EBITDA for the q/e September 30, 2017

•    3.5x LTM EBITDA thereafter

Reps, Warranties, Covenants, Mandatory Prepayments and Events of Default:	It is anticipated that these provisions will be customary for similarly situated first lien debt obligations for companies exiting chapter 11 with the amount of leverage and projected EBITDA of the reorganized Debtors; provided that there shall be carve-outs under the lien and indebtedness covenants to permit, among other things, the issuance of letters of credit in the aggregate amount of up to $25 million.

Use of Proceeds:	The First Lien Exit Facility will be used to, among other things, (a) finance the remaining payments on the Highlander, (b) pay for any and all exit-related costs and any and all transaction fees and expenses, including payment on account of claims, as part of the chapter 11 plan, and (c) provide the Reorganized Debtors with working capital for their post-emergence operations.

Other Material Terms and Conditions:	(1) The Steering Group shall provide a commitment to fund 100% of the First Lien

Exit Facility no later than July 1, 2015. To the extent that notwithstanding such commitment, the Debtors choose to obtain the financing from a third party (or third parties) with the consent of the Steering Group, the terms and conditions of (and the documentation with regard to) such financing shall be in all respects in form and substance satisfactory to the Steering Group.

(2) As part of the Plan, participation in/syndication of the First Lien Exit Facility shall be made available to all holders of the Senior Notes during the time from the Petition Date through the hearing on confirmation of the Plan (in a Pre-Packaged Case) or from the hearing on the Disclosure Statement through the hearing on confirmation of the Plan (in a Pre-Negotiated Case).[5]

(3) The Steering Group shall receive a put option premium equal to 2% of the principal amount of the First Lien Exit Facility, ratably based on their commitments to fund the First Lien Exit Facility, with a 1% of that premium payable at the time that a commitment is provided and the remaining 1% of that premium payable upon consummation of the Plan; provided that, if the Company obtains a commitment for an alternative First Lien Exit Facility within 30 days of June 1, 2015, which the Company may only obtain with the consent of the Steering Group, the put option premium shall be deemed a backstop payable to the parties that provided such commitment and shall be capped at 1.5%, with the remaining .5% premium payable at the time a commitment is executed with the alternative financing provider.

Change of Control:	Upon the occurrence of a change of control in Reorganized Hero, after the Effective Date, but prior to the maturity of the First Lien Exit Facility, the lenders under the First Lien Exit Facility shall have the option to require Reorganized Hero to repay the First Lien Exit Facility at a cash price equal to 101% of the outstanding principal amount of the First Lien Exit Facility.

[5]	The record date for eligibility to participate shall be decided by the Steering Group.

HERCULES OFFSHORE, INC.

PLAN TERM SHEET EXHIBIT B

Terms of Warrants

Warrants:	The warrants (the “Warrants”) shall entitle holders, on a pro rata basis, to purchase up to 20.00% of the New Common Stock (subject to dilution from, among other things, the Management Incentive Plan) at a per share price based upon a $1.55 billion total enterprise value of Reorganized Hero.

Exercise of Warrants:

The Warrants are exercisable at any time until the Warrant Expiration Date for a per share price based upon a $1.55 billion total enterprise value. Any Warrants not exercised by the Warrant Expiration Date shall automatically expire.

Warrant Expiration Date:	The Warrant Expiration Date will be six years from the Effective Date subject to the earlier expiration upon the occurrence of certain extraordinary events.

Voting and Change of Control Rights:

Holders of the Warrants will not be entitled to any voting rights of holders of New Common Stock until, and then only to the extent, they have validly exercised their Warrants.

In connection with a change in control in Reorganized Hero prior to the Warrant Expiration Date,

holders of Warrants shall be given reasonable advance written notice of such change of control such that they may exercise their Warrants and participate in such change of control transaction (as applicable) as holders of New Common Stock.

Anti-Dilution Provisions:

The Warrants will contain provisions for the adjustment of the exercise price and shares of New Common Stock issuable upon exercise following organic dilutive events such as splits, combinations, stock dividends and similar organic dilutive events involving the Reorganized Hero’s New Common Stock.

There will be no anti-dilution adjustment for the Warrants upon post-exit issuance of New Common Stock at a value below the exercise price for the Warrants.

Documentation:	The Warrants shall be governed by a Warrant agreement between Reorganized Hero and the warrant agent (as selected by the Steering Group), in form and substance satisfactory to the Steering Group, the Debtors and Reorganized Hero.

Transferability:	The Warrants shall be transferrable subject to applicable securities laws and the terms of the Warrant Agreement.

Additional Provisions:

For avoidance of doubt, the equity strike price of the Warrants shall be calculated at emergence based on the equity value required to equal the stipulated TEV ($1.55 billion, as set forth above), the capital structure ($450 million of debt), and the pro forma excess cash figure at emergence. The pro forma excess cash figure will be calculated to take into account an adjustment for the estimated $50 million of minimum cash needed to operate the business and $200 million in connection with the Highlander.

The Warrants shall have limited numerical anti-dilution protection only (e.g., no adjustment to the strike price or number of shares as a result of the issuance of capital stock by Reorganized Hero at a price below the warrant strike price).